Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 370,709,453.52	0.0001381	$ 51,194.98
Fees Previously Paid
	Total Transaction Valuation:	$ 370,709,453.52
	Total Fees Due for Filing:			$ 51,194.98
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 51,194.98
Offering Note
[1]	(1) Title of each class of securities to which transaction applies: Distribution Solutions Group, Inc. (the "Company") common stock, par value $1.00 per share ("Company Common Stock"). (2) Aggregate number of securities to which transaction applies: The number of shares of Company Common Stock to which this transaction applies is estimated, as of August 27, 2026, to be 11,147,705, which consists of: (a) 9,909,624 shares of Company Common Stock held by holders of the Company Common Stock that are entitled to receive the merger consideration of $35.00 per share (the "Merger Consideration"); (b) 406,467 shares of Company Common Stock underlying restricted stock units with respect to Company Common Stock ("Company RSUs"); (c) 697,154 shares of Company Common Stock underlying each option to purchase shares of Company Common Stock that is outstanding as of the date hereof, that is vested as of date hereof or that automatically vests as a result of the transactions contemplated by the merger agreement described herein in accordance with its terms, and that has an exercise price less than the Merger Consideration ("Company Options"); (d) 18,472 shares of Company Common Stock underlying each stock performance right that is outstanding immediately prior to the date hereof ("Company SPRs"); and (e) 115,988 shares of Company Common Stock underlying each stock unit with a right to be settled with a share of Company Common Stock credited to the equity award deferral account of a participant under the Company's Executive Deferral Plan ("Company Stock Units"). (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of August 27, 2026, the underlying value of the transaction was calculated as an amount equal to the sum of: (a) the product of 9,909,624 shares of Company Common Stock entitled to receive the Merger Consideration and the Merger Consideration; (b) the product of 406,467 shares of Company Common Stock underlying Company RSUs and the Merger Consideration; (c) the product of 697,154 Company Options and $7.50, which is the difference between the Merger Consideration and the Company Options' weighted-average exercise price of $27.50; (d) the product of 18,472 Company SPRs and $19.38, which is the difference between the Merger Consideration and the Company SPRs weighted-average exercise price of $15.62; and (e) the product of 115,988 Company Stock Units and the Merger Consideration. (4) The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources